EX-99.B(g)(1)

Appendix A

CUSTODY AGREEMENT

Wells Fargo Master Trust

For its custodial services, the Custodian shall receive a fee, with respect to each Portfolio of 0.02% of the average daily net assets of each such Portfolio. Exceptions to the custodial fees are noted below for the following Portfolios:

•	The custodial fee for the International Core Portfolio, International Growth Portfolio, International Index Portfolio and International Value Portfolio is 0.10%

•	The custodial fee for the Diversified Fixed Income Portfolio[1] is 0.04%

•	The custodial fee for the Diversified Stock Portfolio[1] is 0.07%

Funds of Wells Fargo Master Trust Covered by This Agreement

1.	C&B Large Cap Value Portfolio

2.	Disciplined Growth Portfolio

3.	Diversified Fixed Income Portfolio

4.	Diversified Stock Portfolio

5.	Equity Income Portfolio

6.	Equity Value Portfolio

7.	Index Portfolio

8.	Inflation-Protected Bond Portfolio

9.	International Core Portfolio

10.	International Growth Portfolio

11.	International Index Portfolio

12.	International Value Portfolio

13.	Large Cap Appreciation Portfolio

14.	Large Company Growth Portfolio

15.	Managed Fixed Income Portfolio

16.	Money Market Portfolio[1]

17.	Small Cap Index Portfolio

18.	Small Company Growth Portfolio

19.	Small Company Value Portfolio

20.	Stable Income Portfolio

21.	Strategic Small Cap Value Portfolio

22.	Total Return Bond Portfolio

Most recent annual approval by the Board of Trustees: March 31, 2006

Appendix A amended: March 31, 2006

[1]	On March 31, 2006 the Board of Trustees approved the establishment of the Diversified Fixed Income Portfolio, Diversified Stock Portfolio and Money Market Portfolio. The Portfolios are expected to commence operations in June 2006.

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The foregoing fee schedule is agreed to as of March 31, 2006 and shall remain in effect until changed in writing by the parties.

WELLS FARGO MASTER TRUST

By:	/s/ C. David Messman
C. David Messman
Secretary

WELLS FARGO BANK, N.A.

By:	/s/ Sean O’Loughlin
Sean O’Loughlin
Assistant Vice President

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